Valkyrie ETF Trust II 485BPOS

Exhibit 99.(h)(2)

Exhibit A to the Fund Accounting Servicing Agreement

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin and Ether Strategy ETF

Valkyrie Bitcoin Miners ETF